Exhibit 99.1

BPZ Energy Announces Block Z-1 Partnership with Pacific Rubiales Energy Corp.

HOUSTON, TX — April 27, 2012 — BPZ Energy (NYSE:BPZ) (BVL:BPZ), an independent oil and gas exploration and production company, today announced the formation of an unincorporated joint venture with Pacific Rubiales Energy Corp. (“Pacific Rubiales”) (TSX: PRE) (BVC: PREC) (BOVESPA: PREB) to explore and develop offshore Block Z-1 in Peru. The agreement calls for Pacific Rubiales to pay $150 million in cash and is subject to a commitment of $185 million for BPZ’s share of capital and exploratory expenditures in Z-1, for their assumption of a 49% participating interest in Block Z-1.

Manolo Zúñiga, President and CEO of BPZ Energy commented, “I am excited to announce the formation of this new partnership with Pacific Rubiales.  Our offshore operational expertise and well established presence in Peru, along with their operational expertise and track record of increasing production will strongly complement one another.  This joint venture is an important part of our commitment to unlock the value of our assets with additional strategic investment to expand exploration and development of Block Z-1. With this agreement, a large portion of BPZ Energy’s upcoming capital and exploratory budget on the Block will be funded.”

OVERVIEW

BPZ Energy’s offshore Block Z-1 assets are included in the transaction. The Block covers 555,000 gross acres with two producing fields which averaged 3,880 bopd in the first quarter of 2012. Total proved oil reserves on Block Z-1 were approximately 34.7 million barrels at year-end 2011. It also contains several prospects and leads in water depths ranging from 200 to 1000 feet. The transaction excludes non-Block Z-1 assets such as BPZ Marine S.R.L., Empresa Eléctrica Nueva Esperanza S.R.L., and Blocks XIX, XXII, and XXIII.

Under terms of the agreement, BPZ Exploración & Producción S.R.L. (BPZ E&P) will continue to be the Operator of the Block Z-1 License Contract and will retain a 51% participating interest, while Pacific Rubiales assumes a 49% participating interest.  BPZ E&P will carry out administrative, regulatory, government and community related duties while Pacific Rubiales will be technical operations manager performing technical and operational duties in Block Z-1 under a service contract with BPZ E&P. Peruvian government approvals are needed to allow Pacific Rubiales to become a party to the Block Z-1 License Contract.

As previously stated, the agreement calls for $150 million of cash and a commitment of $185 million for BPZ Energy’s share of capital and exploratory expenditures on Block Z-1. Upon signing, BPZ Energy received $65 million in cash along with additional funds for each partner’s share of capital and exploratory expenditures incurred on Block Z-1 as of January 1, 2012. Once approvals by the relevant Peruvian authorities are granted, BPZ Energy will receive an additional $85 million in cash. Operating revenues and expenses will also be allocated at each partner’s respective participating interest.

Once the commitment for BPZ Energy’s capital and exploratory expenditures has been satisfied by Pacific Rubiales, each partner will share these costs at their respective participating interest.

DEBT FACILITIES AMENDED

Cash received was utilized to reduce BPZ E&P debt and pay associated bank fees.  The secured $75 million bank loan was reduced to $35 million.  Final maturity of the loan was extended to July 2015, along with a revised principal repayment schedule and amended covenants.

With respect to the existing $40 million loan secured by the GE turbines, the Company also extended the maturity of the facility to January 2015 and amended the principal repayment schedule and covenant package.

CLOSING COMMENTS

“With 80% of the 3-D seismic survey now complete, the new CX-15 platform project progressing, and the Block Z-1 partnership signed, we continue to execute on all our initiatives to unlock shareholder value on this very prospective offshore block.  In this regard, the Block Z-1 joint venture establishes very positive momentum as we prepare to launch a process to find a partner on Blocks XIX and XXIII, to further create value,” concluded Mr. Zúñiga.

ADVISORS

Credit Suisse and Tudor, Pickering, Holt & Co acted as financial advisors to BPZ Energy on the transaction.

CONFERENCE CALL SCHEDULED

BPZ Energy will hold a conference call hosted by the entire Executive Management team on Monday, April 30 at 10:30 am CDT to discuss the new partnership and answer questions from the investment community.

The live conference call may be accessed via the Investor Relations section of the Company’s website at http://www.bpzenergy.com or by accessing the following dial-in numbers:

US and Canada Dial-In:	(877) 293-5457
International Dial-In:	(707) 287-9344
Conference Code:	76674670

A replay of the call will also be available at the Investor Relations section of the Company’s website later in the day and through the following numbers.

US and Canada Dial-In:	(855) 859-2056
International Dial-In:	(404) 537-3406
Conference Code:	76674670

ABOUT BPZ ENERGY

BPZ Energy, which trades as BPZ Resources, Inc. on the New York Stock Exchange and the Bolsa de Valores de Lima, is an independent oil and gas exploration and production company with license contracts for exploration and production in four properties in Peru. In offshore Block Z-1, the Company is currently executing the development of the Corvina oil discovery, as well as redevelopment of the Albacora oil field. In addition, the Company seeks to develop onshore Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador. Please visit the Company’s website at www.bpzenergy.com or more information.

ABOUT PACIFIC RUBIALES

Pacific Rubiales, a Canadian-based company and producer of natural gas and heavy crude oil, owns 100 percent of Meta Petroleum Corp., a Colombian oil operator which operates the Rubiales, Piriri and Quifa oil fields in the Llanos Basin in association with Ecopetrol, S.A., the Colombian national oil company, and 100 percent of Pacific Stratus Energy Corp. which operates the La Creciente natural gas field. The Company is focused on identifying opportunities primarily within the eastern Llanos Basin of Colombia as well as in other areas in Colombia and northern Peru. Pacific Rubiales has working interests in 44 blocks in Colombia, Peru and Guatemala.

The Company’s common shares trade on the Toronto Stock Exchange and La Bolsa de Valores de Colombia and as Brazilian Depositary Receipts on Brazil’s Bolsa de Valores Mercadorias e Futuros under the ticker symbols PRE, PREC, and PREB, respectively.

Forward Looking Statement

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” “estimated” and other similar expressions.  These forward-looking statements involve risks and uncertainties. We caution you not to place undue reliance on those statements.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines (“MEM”), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements. The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200; Internet: www.bpzenergy.com. These filings can also be obtained from the SEC via the internet at www.sec.gov.

Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

USA (281) 752-1240

pierre_dubois@bpzenergy.com

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